BERGSTROM CAPITAL CORPORATION

                            FORM N-SAR

                    For Period Ending 12/31/01

                     File Number (c) 811-1641
                      Attachments Per Item 77


Sub-Item 77C. Matters submitted to a vote of security holders:

     (a)  The annual meeting of stockholders was held on
                      November 5, 2001.


     (b)  The following directors were elected at the meeting-
                      William H. Sperber

             The following directors are the other directors now in office:
		      Erik E. Bergstrom, George Cole Scott,
	              William L. McQueen, Norman R. Nielsen


     (c)  Other matters voted upon at the meeting:

                                    Affirmative      Negative
                                    Votes Cast       Votes Cast
          To approve or
          disapprove a
	  new Investment
	  Management and
	  Advisory
	  Agreement                   930,753          11,481


     (d)  None.